                                                                    EXHIBIT 10.3


{Date}

{Participant Name and Address}

Dear {Participant}:

I am pleased to inform you that, as a new employee, you have received a restricted stock grant of {Number of shares} shares, subject to terms and conditions set forth in DRC's 2000 Incentive Plan document, a copy of which is enclosed. It is also available to you on-line through Fidelity's website at http://netbenefits.fidelity.com.

The restriction to your ownership of these shares is your continued employment with the company through the vesting period. These shares will vest 1/3 each year beginning on the first anniversary date:

                 {Number of shares} shares on or after {Date #1}
                 {Number of shares} shares on or after {Date #2}
                 {Number of shares} shares on or after {Date #3}

Once the restriction lapses (the shares vest) you will own the shares of DRC outright.

Please watch for an important mailing from Fidelity Investments that will provide additional information about your restricted stock award. MOST IMPORTANTLY, YOU SHOULD BE AWARE THAT YOU MUST ACCEPT THIS AWARD WITHIN 45 DAYS FROM THE GRANT ISSUANCE DATE OR THE AWARD WILL BE FORFEITED. Fidelity's mailing will include instructions on how to accept your grant online in addition to other important information. If questions remain after you review the materials from Fidelity please contact {Name of contact person} at Extension {Extension number}.

Sincerely,



James P. Regan
Chairman and Chief Executive Officer

Enclosures:
2000 Incentive Plan